Exhibit 99.1

bebe stores, inc.
Announces Third Quarter 2016 Financial Results

Third quarter comparable store sales from continuing operations decreased 8.1%
Third quarter loss was $30.0 million or $0.37 per share

BRISBANE, CA. - May 5, 2016 - bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the third quarter ended April 2, 2016.

Manny Mashouf, Chief Executive Officer said, “During the third quarter, we took significant steps to restructure our operations which included headcount reductions, and the closure of non-productive stores. Our third quarter results were impacted by the costs we incurred in connection with these efforts. As of the end of the quarter, we have eliminated 86 corporate positions with an anticipated annual savings of approximately $9.0 million. Going into the fourth quarter we are continuing to move forward with our strategy of streamlining the production cycle for our product, improvements to the assortment within each of our stores, further rationalization of the store fleet, and continued focus on discretionary spending. In addition, we are evaluating several different channel expansion opportunities as well as evaluating several potential sources of liquidity through the leveraging of our assets.”

For the third quarter of fiscal 2016:

Net sales decreased 13.7% to $79.9 million, as compared to $92.7 million in the third quarter of fiscal 2015. Comparable store sales for the quarter ended April 2, 2016, decreased 8.1%. The decrease in sales was due to a decline in traffic and in Average Unit Retail in both bebe and outlet businesses along with a reduction in international sales.

Gross margin as a percentage of net sales declined to 28.7% compared to 30.4% in the third quarter of fiscal 2015. The decrease in margin primarily reflected higher markdowns and promotions during the quarter and decreased store leverage.

SG&A expenses were $49.4 million, or 61.8% of net sales, compared to $39.0 million or 42.1% of net sales for the same period in the prior year. SG&A expenses increased $9.2 million as the result of costs incurred in connection with corporate restructuring activities and store closures including severance, lease settlement and store impairment costs as included in the GAAP to non GAAP table provided in this release.

Loss from continuing operations for the third quarter of fiscal 2016 was $30.0 million, or $0.37 per share, based on 80.0 million shares outstanding, compared to a loss of $10.9 million, or $0.14 per share, based on 79.6 million shares outstanding for the same period of the prior year. Included in loss from continuing operations for the third quarter of fiscal 2016 were $12.8 million in costs outlined in the GAAP to non GAAP table provided in this earnings release.

Net loss for the third quarter of fiscal 2016 was $30.0 million, representing $0.37 loss per share. For the third quarter of fiscal 2015, net loss was $11.2 million including $0.4 million in loss from discontinued operations which reflects the operating results of the 2b business, which was shut down on July 5, 2014. For the third quarter of fiscal 2015, the loss in the discontinued operations was primarily related to additional lease termination costs based on landlord negotiations.

During the quarter ended April 2, 2016, the Company closed twelve bebe stores and two outlet stores.

For the fiscal nine months ended April 2, 2016:

Net sales for the nine months ended April 2, 2016, were $298.7 million, a decrease of 7.7% from $323.7 million for the first nine months ended April 4, 2015. Comparable store sales for the first nine months ended April 2, 2016 decreased 4.5% compared to an increase of 3.7% for the same period in fiscal 2015.

Loss from continuing operations for the fiscal nine months ended April 2, 2016, was $52.6 million, or $0.66 per share, compared to net loss of $19.9 million, or $0.25 per share, in the same prior year period.

Net loss for the first nine months of fiscal 2016 was $52.6 million or $0.66 per share. Included in net loss for the first nine months of fiscal 2016 were $18.5 million of costs including severance expense, store impairment and closure charges and loss on sale of auction rate securities. Excluding the impact of these charges, loss from continuing operations was $34.1 million or $0.44 per share, for the first nine months of fiscal 2016 (a reconciliation of GAAP to non GAAP measures is provided in this earnings release). Including loss from discontinued operations of $2.5 million, net loss for the first nine months of fiscal 2015 was $22.4 million, or $0.28 per share. Loss from discontinued operations in fiscal 2015 reflects the operating results of the 2b business, which was shut down on July 5, 2014. For the first nine months of fiscal 2015, the loss in the discontinued operations was primarily related to additional lease termination costs based on landlord negotiations.

Balance sheet summary:

Cash and investments at April 2, 2016, were $27.9 million. The decrease in cash and investments from the third quarter of fiscal 2015 was primarily due to the cash used in operations coupled with the timing of working capital, including payments for inventory.

As of April 2, 2016, average finished goods inventory per square foot decreased approximately 2.3% compared to the prior year.

Capital expenditures for the fiscal year to date were $5.2 million, and depreciation expense was $15.9 million.

Fourth quarter and fiscal 2016 guidance:

For the fourth quarter of fiscal 2016, the Company expects comparable store sales to decrease in mid to high single digit range. The Company expects net loss per share to be in the range of $0.08 to $0.12. The expected net loss per share range also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets and thus a close to 0% effective tax rate.

Inventory is anticipated to increase approximately 14% per square foot as a result of seasonal investments. This increase is made in response to customer acceptance of product offered earlier in the spring season. This investment is consistent with the strategic changes we have been implementing as we reduce the time to market and work to offer a more compelling offering to our customer.

Total capital expenditures for the year are anticipated to be approximately $6 million for new stores, remodels and information technology systems.

For the fourth quarter of fiscal year 2016, the Company plans to close up to 2 bebe and 1 outlet store. Total store square footage is expected to decrease approximately 8.0% as compared to the end of fiscal 2015.

During the third quarter of fiscal 2016 we took significant steps to restructure our organization which included headcount reductions and the closure of non-productive stores. The combined annual savings from the expense reductions including the operating expenses of closed stores are estimated to be approximately $25 million that we believe we will see the benefit of in fiscal 2017.  In addition to these expense savings we currently anticipate closing up to 40 additional stores in fiscal 2017 that had a trailing 12 month loss of $5.5 million.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About bebe:

bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under the bebe and BEBE SPORT brand names. bebe currently operates 150 bebe retail stores, the on-line store, bebe.com, and 38 bebe outlet stores. These stores are located in the United States, Puerto Rico and Canada. bebe also distributes and sells bebe branded product in approximately 100 doors through its licensees in 20 plus countries.

Contact:

bebe stores, inc.
Walter Parks, President, Chief Operating Officer and Interim Chief Financial Officer
415-715-3900

bebe stores, inc.
SELECTED BALANCE SHEET DATA
(UNAUDITED)
(Dollars in thousands)

	April 2, 2016	April 4, 2015

Assets

Cash and equivalents	$25,181	$51,865
Available for sale securities	2,689	19,681
Inventories, net	31,673	32,589
Total current assets	79,184	121,190
Available for sale securities	—	5,343
Property and equipment, net	77,261	93,924
Total assets	160,078	225,176

Liabilities and Shareholders' Equity

Total current liabilities	$37,661	$43,959
Total liabilities	56,841	69,110
Total shareholders' equity	103,237	156,066
Total liabilities and shareholders' equity	160,078	225,176

bebe stores, inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands except per share data and store statistics)

	For the Three Months Ended				For the Nine Months Ended
	April 2,		April 4,		April 2,		April 4,
	2016	%	2015	%	2016	%	2015	%

Net sales	$79,939	100.0	$92,668	100.0	$298,669	100.0	$323,738	100.0
Cost of sales, including production and occupancy	56,968	71.3	64,481	69.6	206,155	69.0	214,873	66.4

Gross margin	22,971	28.7	28,187	30.4	92,514	31.0	108,865	33.6
Selling, general and administrative expenses	49,417	61.8	39,047	42.1	141,423	47.4	128,991	39.8

Operating loss	(26,446)	(33.1)	(10,860)	(11.7)	(48,909)	(16.4)	(20,126)	(6.2)
Interest and other income, net	(3,564)	(4.5)	43	—	(3,643)	(1.2)	478	0.1

Loss before income taxes	(30,010)	(37.5)	(10,817)	(11.7)	(52,552)	(17.6)	(19,648)	(6.1)
Income tax (benefit)/provision	(42)	(0.1)	75	0.1	15	—	250	0.1

Net income (loss)	(29,968)	(37.5)	(10,892)	(11.8)	(52,567)	(17.6)	(19,898)	(6.1)

Loss from discontinued operations, net of tax	—	—	(354)	(0.4)	—	—	(2,548)	(0.7)

Net loss	$(29,968)	(37.5)	$(11,246)	(12.1)	$(52,567)	(17.6)	$(22,446)	(6.9)

Basic loss per share amounts:
Loss from continuing operations	$(0.37)		$(0.14)		$(0.66)		$(0.25)
Loss from discontinued operations	—		—		—		(0.03)
Net Loss	$(0.37)		$(0.14)		$(0.66)		$(0.28)

Diluted loss per share amounts:
Loss from continuing operations	$(0.37)		$(0.14)		$(0.28)		$(0.25)
Loss from discontinued operations	—		—		—		(0.03)
Net Loss	$(0.37)		$(0.14)		$(0.28)		$(0.28)

Basic weighted average shares outstanding	80,027		79,630		79,888		79,607
Diluted weighted average shares outstanding	80,027		79,630		79,888		79,607

Number of stores open at beginning of period	203		211		201		207
Number of stores opened during period	—		2		5		8
Number of stores closed during period	14		10		17		12
Number of stores open at end of period	189		203		189		203

Number of stores expanded/relocated during period	1		1		1		5

Total square footage at end of period (000's)	742		796		742		796

bebe stores, inc.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(Amounts in millions except per share data)

Included within this press release are references to non-GAAP financial measures ("non-GAAP" or "adjusted"), including operating (loss) income, net (loss) income and net (loss) income per diluted share excluding the effect of certain charges. These financial measures are not in compliance with U.S. generally accepted accounting principles ("GAAP") and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with its GAAP financial statements. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s core operating performance, as well as assists with the comparison of past financial performance to the Company’s future financial results. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations and are not viewed as being superior to GAAP financial measures. For further information, see "Company Statement on Disclosure of Non-GAAP Financial Measures" within the Investor Relations section of the Company's corporate web site, www.bebe.com. The following is a reconciliation of the applicable GAAP financial measures to the non-GAAP financial measures (in millions, except for net (loss) income per diluted share):

	For the Three Months Ended April 2, 2016		For the Three Months Ended April 4, 2015

	Income (Loss)	Per Share	Loss	Per Share
	from continuing	from continuing	from continuing	from continuing
GAAP financial measure	$(30.0)	$(0.37)	$(10.9)	$(0.14)
Charges, net of income tax where applicable
Store impairment and closure related costs	2.0	0.02	—	—
Costs related to severance, recruiting and retention	4.1	0.05	—	—
Loss on Sale of Auction Rate Securities	3.6	0.04	—	—
Lease settlement consulting related expenses	3.1	0.04	—	—
	12.8	0.16	—	—
Non-GAAP financial measure	$(17.2)	$(0.21)	$(10.9)	$(0.14)

	For the Nine Months Ended April 2, 2016		For the Nine Months Ended April 4, 2015
		Income (Loss)
	Income (Loss)	Per Share	Income (Loss)	Per Share
	from continuing	from continuing	from continuing	from continuing
GAAP financial measure	$(52.6)	$(0.66)	$(19.9)	$(0.25)
Charges, net of income tax where applicable
Store impairment and closure related costs	5.5	0.06	0.5	—
Costs related to severance, recruiting and retention	6.3	0.07	0.5	—
Costs related to security breach	—	—	0.5	0.01
Loss on Sale of Auction Rate Securities	3.6	0.05	—	—
Lease settlement and consulting related expenses	3.1	0.04
	18.5	0.22	1.5	0.01
Non-GAAP financial measure	$(34.1)	$(0.44)	$(18.4)	$(0.24)